Exhibit 99.1

COMPANY SkyPeople Fruit Juice, Inc. Mr. Xin Ma , Vice President Tel: China + 86 - 29-8837-7161 Email: oliver.x.ma@skypeoplefruitjuice.com Web: http://www.skypeoplefruitjuice.com	INVESTOR RELATIONS David Rudnick , Account Manager CCG Investor Relations Tel: US +1- 646 - 626-4172 Email: david.rudnick@ccgir.com Web: http://www.ccgir.com

SkyPeople Fruit Juice New Beverage Production Line Started Operation in Northeastern China

XI'AN , China , April 30, 2012 -- SkyPeople Fruit Juice, Inc. (NASDAQ: SPU - News) (“SkyPeople” or “the Company”), a producer of fruit juice concentrates, fruit beverages and other fruit-related products, today announced that it has commenced operation of a new fruit juice beverage production line (the “New Production Line”) in Huludao Wonder Fruit Co., Ltd., a subsidiary of the Company in Liaoning province of northeastern China (“Huludao Wonder”).

On April 28, 2012, the Company was informed by Liaoning Bureau of Quality and Technical Supervision (the "Bureau") that a "China Food Production License" for production of Beverage (including fruit juice and vegetable juice) has been granted to Huludao Wonder by the Bureau. On the same day, Huludao Wonder commenced operation of the New Production Line on April 28, 2012.

The New Production Line was designed to have maximum production capacity of 6,000 bottles per hour of a variety of fruit juice and vegetable juice. The Company plans to produce fruit juice beverages to meet market demand. The capital expenditures for the New Production Line were approximately $3 million.

“Liaoning province, where Huludao Wonder is located, is famous for its production of high-quality apples. The strategic location of our manufacturing facilities enables us to lower transportation costs and better preserve the freshness of the fruits” commented Mr. Yongke Xue, Chief Executive Officer of SkyPeople Fruit Juice. “The addition of the New Production Line helps us take advantage of economies of scale and focus on producing high margin fruit juice beverages. We expect the New Production Line to present another growth opportunity for the Company.”

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc., a Florida company, through its wholly-owned subsidiary Pacific Industry Holding Group Co., Ltd., a Vanuatu company, holds 99.78% ownership interest in SkyPeople Juice Group Co., Ltd. ("SkyPeople ( China )"). SkyPeople ( China ) is engaged in the production and sales of fruit juice concentrates (including fruit purees, fruit puree concentrates, and clear fruit juice concentrates), fruit beverages (including fruit juice beverages and fruit cider beverages), and other fruit related products (including primarily organic and non-organic fresh fruits, kiwifruit seeds and apple aroma) in and from the PRC. Its fruit juice concentrates are sold to domestic customers and exported directly or via distributors. Fruit juice concentrates are used as a basic ingredient component in the food industry. Its brand, Hedetang, which is a registered trademark in the PRC, is positioned as a high quality, healthy and nutritious end-use juice beverage. For more information, please visit http://www.skypeoplefruitjuice.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the People's Republic of China, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.